Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

September 2, 2026

Boxlight Corporation

2750 Premiere Pkwy #900

Duluth, Georgia 30097

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Boxlight Corporation, a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 filed by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on September 2, 2026. The Registration Statement relates to the offering and resale by the Selling Stockholders identified therein of up to 47,112,385 shares of Class A Common Stock, $0.0001 par value per share (the “Common Stock”) of the Company, consisting of: (i) 30,438,310 shares of Common Stock issuable upon conversion of 937,500 shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), assuming conversion at the Adjusted Floor Price (as defined in the Certificate of Designation of Series D Convertible Preferred Stock (the “Certificate of Designation”)) as of August 31, 2026, issued in a private placement to certain accredited investors pursuant to a securities purchase agreement dated August 5, 2026 (the “Securities Purchase Agreement”); (ii) 15,243,507 shares of Common Stock issued or issuable to Secure Net Capital LLC pursuant to an equity purchase agreement dated August 5, 2026 (the “Equity Purchase Agreement”), providing for purchases of up to $15,000,000 of Common Stock over a 36-month commitment period, including commitment fee shares and any true-up shares issuable thereunder; and (iii) 1,430,568 shares of Common Stock issued or issuable to J.J. Astor & Co. (the “J.J. Astor”) upon conversion of amounts owed under the inventory finance agreement with J.J. Astor dated May 27, 2025, as amended and restated on November 3, 2025 and as further amended on April 1, 2026 (the “Inventory Finance Agreement”) (collectively, the “Shares”).

The opinions expressed herein are limited exclusively to the Nevada Revised Statutes (NRS) Chapter 78, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Company’s amended and restated certificate of incorporation, as currently in effect;

(iii)	the Company’s amended and restated bylaws, as currently in effect;

(iv)	certain resolutions of the Board of Directors of the Company;

(v)	the Securities Purchase Agreement;

(vi)	the Equity Purchase Agreement;

(vii)	the Certificate of Designation;

(viii)	the Inventory Finance Agreement; and

(vi)	such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and representations of the Company. Further, with your permission, we have made and relied upon the following assumption, without any investigation or inquiry by us, and our opinions expressed below are subject to, and limited and qualified by the effect of, such assumption that a sufficient number of shares of the Company’s common stock will be duly authorized, validly reserved and available for issuance upon conversion of the Notes and upon exercise or settlement of the Rights, as applicable.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company in accordance with the terms of the Certificate of Designation, the Equity Purchase Agreement, and the Inventory Finance Agreement, as applicable, including upon conversion, exercise or settlement thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this opinion.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP